Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
SECOND QUARTER DIVIDEND OF $0.35 PER SHARE
AND ANNOUNCES MARCH 31, 2010 FINANCIAL RESULTS

SECOND QUARTER DIVIDEND DECLARED

New York, NY —May 10, 2010 — Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.35 per share, payable on June 30, 2010 to stockholders of record as of June 15, 2010.

MARCH 31, 2010 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2010.

HIGHLIGHTS

Financial

(dollar amounts in millions, except per share data)

	Q1-10		Q1-09
	Total Amount	Per Share	Total Amount	Per Share
Core EPS (excluding professional fees related to the acquisition of Allied Capital Corporation) — Basic and Diluted(1)	$34.9	$0.28	$30.2	$0.31
GAAP net income (loss) — Basic and Diluted	$76.4	$0.61	$35.0	$0.36
Net investment income — Basic and Diluted	$31.7	$0.25	$30.2	$0.31
Net realized gains (losses)	$(4.9)	$(0.04)	$24.7	$0.25
Net unrealized gains (losses)	$49.6	$0.40	$(19.9)	$(0.20)

•                  Total fair value of portfolio investments:

•                  March 31, 2010: $2.2 billion

•                  March 31, 2009: $2.0 billion

•                  Net assets per share:

•                  March 31, 2010: $11.78

•                  March 31, 2009: $11.20

•                  Stockholders’ equity:

•                  March 31, 2010: $1.6 billion

•                  March 31, 2009: $1.1 billion

•                  Dividends declared per share:

•                  First quarter 2010: $0.35

•                  First quarter 2009: $0.42

(1)          Basic and diluted Core EPS (excluding professional fees related to the acquisition of Allied Capital Corporation) is a non-GAAP financial measure. Core EPS (excluding professional fees related to the acquisition of Allied Capital Corporation) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees related to the acquisition of Allied Capital Corporation, realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS (excluding professional fees related to the acquisition of Allied Capital Corporation) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions, except average total assets for the period)

	Q1-10	Q1-09
Gross commitments made during period	$298.8	$37.8
Exits of commitments during period	$308.6	$103.9
Average total assets for the period (in billions)	$2.2	$2.1

•                  Number of portfolio company investments:

•                  March 31, 2010: 94

•                  March 31, 2009: 92

•                  Weighted average yield of debt and income producing securities at fair value(2):

•                  March 31, 2010: 12.39%

•                  March 31, 2009: 12.10%

•                  Weighted average yield of debt and income producing securities at amortized cost(3):

•                  March 31, 2010: 12.17%

•                  March 31, 2009: 11.18%

OPERATING RESULTS

For the quarter ended March 31, 2010, Ares Capital reported GAAP net income of $76.4 million or $0.61 per share (basic and diluted). Net investment income for the first quarter was $31.7 million or $0.25 per share (basic and diluted). Net realized and unrealized gains were $44.7 million or $0.36 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2010, total assets were $2.4 billion, stockholders’ equity was $1.6 billion and net asset value per share was $11.78.

In the first quarter of 2010, Ares Capital made $298.8 million in new commitments across five new portfolio companies and ten existing portfolio companies. In these new transactions, five private equity sponsors were represented.  In total, as of March 31, 2010, 64 separate private equity sponsors were represented in the Ares Capital portfolio.  Also during the quarter Ares Capital made 10 investments in non-sponsored transactions. Of the $298.8 million in new commitments made during the quarter, approximately 5% were made in first lien senior secured debt, 57% in senior subordinated debt, 34% in equity/other securities and 4% in subordinated notes of Senior Secured Loan Fund LLC (the “Senior Secured Loan Fund”) to fund investments by the Senior Secured Loan Fund. Of these commitments, 39% were floating rate.  During the first quarter, significant new commitments included:

•                  $54.0 million in senior subordinated debt of a healthplan management provider;

•                  $51.9 million in collateralized loan obligation notes;

•                  $48.3 million in equity of Ivy Hill Asset Management L.P.;

•                  $48.5 million in senior subordinated debt and equity of a diversified consumer products manufacturer; and

•                  $41.5 million in senior subordinated debt of an after market automotive service provider.

The fair value of Ares Capital’s portfolio investments at March 31, 2010 was approximately $2.2 billion.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 45% in senior secured debt securities (32% in first lien and 13% in second lien assets), 26% in senior subordinated debt securities, 8% in the Senior Secured Loan Fund and 21% in equity/other securities.  As of March 31, 2010, the weighted average yield of debt and income producing securities at fair value was 12.39%(2) (12.17% at cost (3)) and 33% of the Company’s investments at fair value were in floating rate debt securities.

President Michael Arougheti commented, “We reported strong GAAP earnings per share of $0.61 for the first quarter of 2010 compared to GAAP earnings per share of $0.36 for the same period a year ago.  Our higher GAAP earnings and net asset value per share (which increased 5.2% year over year to $11.78) continue to benefit from improved portfolio performance and higher asset values.  Our portfolio continued to perform well as evidenced by the improvement in our weighted average portfolio rating from 3.0 to 3.1 for the quarter.  Our core earnings per share of $0.28 (excluding professional fees associated with the acquisition of Allied Capital) versus core earnings per share of $0.31 a year ago were primarily impacted by actions taken during the first quarter of 2010 to strengthen our company and position it for long term growth, namely a significant equity offering completed in February 2010 and the extension of maturity and re-pricing of our increased primary credit facility.  In addition, the elevated level of market prepayment activity for our assets limited any growth in our portfolio despite approximately $300 million in new investments made during the first quarter.  Accordingly, we ended the quarter with a stronger balance sheet and lower net leverage at only 0.44x compared to 0.69x as of the end of 2009.”

“On April 1, 2010 we closed on our strategic acquisition of Allied Capital, enhancing Ares Capital’s scale and capabilities in today’s increasingly competitive marketplace.  Our integration is proceeding as planned and we are executing our strategy to rotate and reposition a portion of the former Allied Capital portfolio into higher yielding securities.  Pro forma for both the Allied Capital acquisition and financing commitments received after quarter end, we had approximately $500 million of available debt capacity subject to borrowing base and leverage restrictions.  We are pleased to declare our second quarter dividend of $0.35 per share that will be paid to our stockholders as of the record date, including our new stockholders who joined us following the acquisition.”

(2)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(3)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize our investments. Investments with a grade of 4 involve the least amount of risk in our portfolio (i.e. the portfolio company is performing above expectations and the trends and risk factors are generally favorable, including a potential exit). Investments graded 3 involve a level of risk that is similar to the risk at the time of origination (i.e. the portfolio company is performing as expected and the risk factors are neutral to favorable). All new investments are initially graded 3. Investments graded 2 involve a portfolio company that is performing below expectations and indicates that the investment’s risk has increased materially since origination. Grade 1 is for those investments that are not anticipated to be repaid in full. Our investment adviser employs half-point increments to reflect underlying trends in portfolio company operating or financial performance, as well as the general outlook. As of March 31, 2010, the weighted average investment rating of the investments in Ares Capital’s portfolio was 3.1 with 1.0% of total investments at fair value (or 4.2% at amortized cost) on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2010, Ares Capital had $84 million in cash and cash equivalents and $771 million in total debt outstanding.  Subject to leverage restrictions, Ares Capital had approximately $510 million available for additional borrowings under its existing credit facilities as of March 31, 2010.

In February 2010, we completed a public add-on equity offering (the “February Add-on Offering”) of 22,957,993 shares of common stock (including 1,957,993 shares pursuant to the partial exercise by the underwriters of their overallotment option) at a price of $12.75 per share, less an underwriting discount of $0.6375 per share. Total proceeds from the February Add-on Offering, net of underwriters’ discount and offering costs, were approximately $277 million.

On January 22, 2010, we entered into an agreement to amend and restate our senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”). The amendment and restatement of the Revolving Credit Facility, among other things, increased the size of the facility from $525 million to $690 million (comprised of $615 million in commitments on a stand-alone basis and an additional $75 million in commitments contingent upon the closing of the acquisition (the “Allied Acquisition”) of Allied Capital Corporation (“Allied  Capital”)), extended the maturity date to January 22, 2013 and modified pricing. Subject to certain exceptions, pricing under our prior revolving credit facility was based on LIBOR plus 1.00% or on an “alternate base rate” (which was the highest of a prime rate, the federal funds rate plus 0.50%, or one month LIBOR plus 1.00%). Subject to certain exceptions, pricing under the Revolving Credit Facility is based on LIBOR plus an applicable spread of between 2.50% and 4.00% or on the “alternate base rate” plus an applicable spread of between 1.50% and 3.00%, in each case based on a pricing grid depending on our credit rating. On January 22, 2010, the effective LIBOR spread under the Revolving Credit Facility was 3.00%. Additionally, we are required to pay a commitment fee of 0.50% on any unused portion of the Revolving Credit Facility.  The Revolving Credit Facility is secured by substantially all of our assets (subject to certain exceptions, including investments held by certain of our subsidiaries). In connection with the amendment and restatement of the Revolving Credit Facility, we paid structuring and arrangement fees totaling $15.6 million.  The Revolving Credit Facility includes an “accordion” feature that allows us, under certain circumstances, to increase the size of the facility to a maximum of $897.5 million on a stand-alone basis prior to the closing of the Allied Acquisition, and up to a maximum of $1.05 billion upon the closing of the Allied Acquisition.

Also on January 22, 2010, we combined our existing $225 million amortizing Ares Capital CP Funding LLC facility (the “CP Funding Facility”) with our existing $200 million revolving Ares Capital CP Funding II LLC facility (the “CP Funding II Facility”) into a single $400 million revolving securitized facility, referred to as the “combined CP Funding Facility.”  In connection with the combination, we terminated the CP Funding II Facility and entered into an Amended and Restated Purchase and Sale Agreement with Ares Capital CP Funding Holdings LLC, our wholly owned subsidiary (“CP Holdings”), pursuant to which we will sell to CP Holdings certain loans that we have originated or acquired, or will originate or acquire from time to time, which CP Holdings will subsequently sell to Ares Capital CP Funding LLC, a wholly owned subsidiary of CP Holdings (“Ares Capital CP”). The combined CP Funding Facility is secured by all of the assets held by and the membership interest in Ares Capital CP. The combined CP Funding Facility, among other things, extends the maturity date of the facility to January 22, 2013 (with two one-year extension options, subject to mutual consent). Subject to certain exceptions, the interest charged on the combined CP Funding Facility is based on LIBOR plus an applicable spread of between 2.25% and 3.75% or on a “base rate” (which is the higher of a prime rate, or the federal funds rate plus 0.50%) plus an applicable spread of between 1.25% to 2.75%, in each case, based on a pricing grid depending upon our credit rating. On January 22, 2010, the effective LIBOR spread under the combined CP Funding Facility was 2.75%.  Additionally, we are required to pay a commitment fee of between 0.50% and 2.00% depending on the usage level on any unused portion of the combined CP Funding Facility.

DIVIDEND

For the three months ended March 31, 2010, Ares Capital declared a dividend on February 25, 2010 of $0.35 per share for a total of $46.5 million.  The record date was March 15, 2010 and the dividend was distributed on March 31, 2010.

RECENT DEVELOPMENTS

On April 1, 2010, we consummated the Allied Acquisition, becoming the largest business development company measured by market capitalization and total portfolio companies under management as of April 1, 2010. Allied Capital stockholders received 0.325 shares of our common stock for each share of Allied Capital common stock held immediately prior to the merger (subject to adjustment for fractional shares to be paid in cash), resulting in approximately 58.5 million newly issued shares of our common stock. At closing, we repaid in full the $138 million of remaining amounts outstanding on Allied Capital’s $250 million senior secured term loan. We also assumed all of Allied Capital’s other outstanding debt obligations, including approximately $745 million in Allied Capital’s publicly traded unsecured notes. As previously disclosed, the amount available for borrowing under the Revolving Credit Facility increased by $75 million to $690 million with the closing of the Allied Acquisition.

Since March 31, 2010, we increased the size of the Revolving Credit Facility under the “accordion” feature by an additional $25 million and received an additional $75 million in additional commitments upon the closing of the Allied Acquisition. Subject to customary closing conditions, we expect to receive an additional commitment of $25 million, which will bring the total amount available for borrowing under the Revolving Credit Facility to $740 million.

As of May 6, 2010 we had made $95 million of investments since March 31, 2010.  Of these investments, 75% were in second lien senior secured debt and 25% were in first lien senior secured debt.  All of the investments were floating rate with a weighted average spread at amortized cost of 14%.  As of May 6, 2010, we had exited $143 million of investments since March 31, 2010.  Of these investments, 67% were in first and second lien senior secured debt, 28% were in senior subordinated debt and 5% was in the Senior Secured Loan Fund.  Of the $143 million of investments, 57% were in fixed rate investments with a weighted average yield at amortized cost of 13%.  Of the remaining investments, 32% were in floating rate investments with a weighted average spread at amortized cost of 13%.  Of the $143 million of investments exited since March 31, 2010, $27 million were investments originated by Allied Capital.

In addition, as of May 6, 2010, we had an investment backlog and pipeline of $72 million and $980 million, respectively. We expect to syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

Finally, as of May 7, 2010, we had identified between $300 million and $600 million of potential exit opportunities for the second quarter of 2010, which is higher than our normal level of exits.  Approximately $400 million of these exits are portfolio investments acquired in connection with the Allied Acquisition.  However, we cannot assure you that any of these exits will be made.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on May 10, 2010, at 11:00 a.m. (ET) to discuss its first quarter ended March 31, 2010 financial results. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  All callers will need to reference “Ares Capital Corporation” and Elite Entry #3559273 to join the conference. For interested parties an archived replay of the call will be available through May 24, 2010 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference passcode #439895.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies.  Ares Capital invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital also makes equity investments.  Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser.  As of March 31, 2010, Ares Management had approximately $37 billion of committed capital under management (pro forma for Ares Capital’s April 2010 acquisition of Allied Capital).

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except per share data)

	As of
	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $2,374,092 and $2,376,384, respectively)	$2,220,229	$2,171,814
Cash and cash equivalents	83,813	99,227
Receivable for open trades	19,288	—
Interest receivable	26,155	28,019
Other assets	29,862	14,455
Total assets	$2,379,347	$2,313,515
LIABILITIES
Debt	$771,358	$969,465
Management and incentive fees payable	16,600	66,495
Payable for open trades	—	489
Accounts payable and accrued expenses	19,241	16,533
Interest and facility fees payable	3,166	2,645
Total liabilities	810,365	1,055,627
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 300,000,000 common shares authorized, 133,195,477 and 109,944,674 common shares issued and outstanding, respectively	133	110
Capital in excess of par value	1,771,630	1,490,458
Accumulated undistributed (overdistributed) net investment income	(11,668)	3,143
Accumulated net realized loss on investments, foreign currency transactions and extinguishment of debt	(35,996)	(31,115)
Net unrealized loss on investments and foreign currency transactions	(155,117)	(204,708)
Total stockholders’ equity	1,568,982	1,257,888
Total liabilities and stockholders’ equity	$2,379,347	$2,313,515
NET ASSETS PER SHARE	$11.78	$11.44

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(dollar amounts in thousands, except per share data)

	For the three months ended
	March 31, 2010	March 31, 2009
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$61,536	$52,344
Capital structuring service fees	2,101	1,244
Dividend income	481	440
Management fees	1,487	716
Interest from cash & cash equivalents	11	153
Other income	894	1,119
Total investment income	66,510	56,016
EXPENSES:
Incentive management fees	8,144	7,550
Base management fees	8,456	7,498
Interest and credit facility fees	8,588	6,581
Professional fees	2,504	1,397
Professional fees related to the acquisition of Allied Capital Corporation	3,789	—
Administrative	1,231	1,004
Insurance	359	334
Depreciation	163	173
Directors fees	134	102
Other	1,599	1,146
Total expenses	34,967	25,785
NET INVESTMENT INCOME BEFORE INCOME TAXES	31,543	30,231
Income tax expense (benefit), including excise tax	(162)	31
NET INVESTMENT INCOME	31,705	30,200
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Investments	(4,966)	(1,787)
Foreign currency transactions	85	(48)
Net realized gains (losses)	(4,881)	(1,835)
Net unrealized gains (losses):
Investments	49,743	(19,889)
Foreign currency transactions	(152)	15
Net unrealized gains (losses)	49,591	(19,874)
Net realized and unrealized gains (losses) from investments and foreign currency transactions	44,710	(21,709)
REALIZED GAIN ON EXTINGUISHMENT OF DEBT	—	26,543
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$76,415	$35,034
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.61	$0.36
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	124,544,026	97,152,820

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees related to the acquisition of Allied Capital Corporation (“Allied Capital”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2010 and 2009 are provided below.

	For the three months ended
	March 31, 2010	March 31, 2009
	(unaudited)	(unaudited)
Basic and diluted Core EPS (excluding professional fees related to the acquisition of Allied Capital)(1)	$0.28	$0.31
Professional fees related to the acquisition of Allied Capital	(0.03)	—
Net realized and unrealized gains (losses)	0.36	0.05
Incentive fees attributed to realized gains (losses)	—	—
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.61	$0.36

(1) Basic and diluted Core EPS (excluding professional fees related to the acquisition of Allied Capital) is a non-GAAP financial measure. Core EPS (excluding professional fees related to the acquisition of Allied Capital) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees related to the acquisition of Allied Capital, realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.